Apollo Group, Inc.
News Release
APOLLO GROUP COMPLETES ACQUISITION OF APTIMUS

Phoenix, Arizona, October 30, 2007 ¯ Apollo Group, Inc. (Nasdaq: APOL) today announced that it has completed its previously announced acquisition of Aptimus (Nasdaq: APTM), an online advertising network. The acquisition aids in the furtherance of Apollo’s broader efforts to position the Company to best monitor, manage and control its marketing investments and brands, with the goal of increasing awareness of and access to quality and affordable education.

Founded in 1997, Aptimus is the Point-of-Action™ online advertising company that delivers results-driven advertising solutions and management technology to advertisers, Web publishers, and ad agencies across all digital media channels. Through its advanced technology, Aptimus creates richer, more relevant experiences for consumers through higher levels of interaction, engagement, creativity, and permission. Using Aptimus’ technology, Apollo Group will be able to enhance the efficiency of its online marketing investments and help further its innovative position in the digital marketing economy.

“We welcome the Aptimus team to Apollo Group with great enthusiasm,” said Brian Mueller, President of Apollo Group, Inc. “The addition of Aptimus’ strong management team, proprietary technology and scale provide us with better control over our online brands and the flexibility to invest in digital media innovation. Communicating effectively with prospective students and other constituencies online is a key to our continued enrollment growth and the integration of Aptimus into Apollo will further enhance our efforts.”

Under the terms of the transaction, which was announced on August 8, 2007, Aptimus shareholders will receive $6.25 per share, or approximately $48 million in cash. With the closing of this acquisition, Aptimus becomes a wholly owned subsidiary of Apollo Group. Rob Wrubel will continue to serve as Chief Executive Officer of Aptimus, and will report to Stan Meyer, Apollo’s Vice President of Marketing.

Aptimus will continue to be based in its existing San Francisco corporate office, while retaining its engineering and product development office in Seattle. In addition, Aptimus will continue to provide its services to Internet publishers and a broad base of advertising clients in other industries, including: technology, entertainment, consumer product goods and finance.

About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. The Company offers innovative and distinctive educational programs and services at high school, college and graduate levels at 259 locations in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico and the Netherlands, as well as online, throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

About Aptimus, Inc.
Aptimus, Inc., a wholly-owned subsidiary of Apollo Group, is a provider of innovative digital media solutions. Its advanced Internet advertising and optimization platform provides results-driven campaign solutions to advertisers across all digital media channels. Aptimus is committed to providing customers with richer, more relevant brand experiences through heightened levels of interaction, engagement, creativity and permission. Aptimus has offices in San Francisco and Seattle. More information on Aptimus is available at the company’s website at http://www.aptimus.com.

Forward-Looking Safe Harbor

Statements in this press release regarding Apollo Group’s business outlook, brands, future positioning and marketing, enrollment growth, and overall future prospects are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s most recently filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.

Investor Relations Contact: Allyson Pooley ~ ICR ~ 310-954-1100 ~ apooley@icrinc.com
Company Contact: Janess Pasinski ~ Apollo Group, Inc. ~ 480-557-1719 ~ janess@apollogrp.edu
Press Contact: Christie Lowey ~ CKPR ~ (602) 417-0672 ~ clowey@ckpr.biz / Ariana Hellebuyck ~ Aptimus, Inc. ~ 415-896-2123 x4114 ~ arianar@aptimus.com